                                                               Page 1 of 6 pages



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13g

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                             (Amendment No. ___)(1)


                         LARGE SCALE BIOLOGY CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   517053 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 AUGUST 9, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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



CUSIP NO. 517053 10 4                                    13G
------------ ---------------------------------------------------------------------------------------------------------
    1        Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   NORMAN LEIGH ANDERSON (SPOUSE OF CONSTANCE SENIFF)
------------ ---------------------------------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group*                                    (a)  [ ]   (b)  [X]
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE only
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                  UNITED STATES
--------------------------- ---------- --------------------------------------------------------- ---------------------
       NUMBER OF                  5      Sole Voting Power                                                  1,057,158
        SHARES              ---------- -------------------------------------------------------------------------------
     BENEFICIALLY                 6      SHARED VOTING POWER
       OWNED BY             ---------- -------------------------------------------------------------------------------
         EACH                     7      SOLE Dispositive Power
       REPORTING            ---------- -------------------------------------------------------------------------------
      PERSON WITH                 8      SHARED DISPOSITIVE POWER                                           1,057,158
------------ ----------------------------------------------------------------------------------- ---------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person (Norman Leigh                     1,366,477
             Anderson disclaims beneficial ownership of any securities of Large Scale Biology
             Corporation owned by his spouse)
------------ ----------------------------------------------------------------------------------- ---------------------
   10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
------------ ----------------------------------------------------------------------------------- ---------------------
    11       Percent of Class Represented by Amount in Row 9
             (Norman Leigh Anderson disclaims beneficial ownership of any securities of Large                    5.6%
             Scale Biology Corporation owned by his spouse)
------------ ----------------------------------------------------------------------------------- ---------------------
    12       Type of Reporting Person*                                                                            IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 3 of 6 pages



CUSIP NO. 517053 10 4                                    13G
------------ ---------------------------------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   CONSTANCE SENIFF (SPOUSE OF NORMAN LEIGH ANDERSON)
------------ ------------------------------------------------------------------------------------ ---------- ---------
     2       Check the Appropriate Box if a Member of a Group*                                    (a)  [ ]    (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE only
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
--------------------------- ---------- --------------------------------------------------------- ---------------------
       NUMBER OF                  5      Sole Voting Power                                                    309,289
        SHARES              ---------- -------------------------------------------------------------------------------
     BENEFICIALLY                 6      SHARED VOTING POWER
       OWNED BY             ---------- -------------------------------------------------------------------------------
         EACH                     7      SOLE Dispositive Power                                               309,289
       REPORTING            ---------- -------------------------------------------------------------------------------
       PERSON WITH                8      SHARED DISPOSITIVE POWER
--------------------------- ---------- -------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person (Constance Seniff                 1,366,447
             disclaims beneficial ownership of any securities of Large Scale Biology
             Corporation owned by her spouse)
------------ ----------------------------------------------------------------------------------- ---------------------
    10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
------------ ----------------------------------------------------------------------------------- ---------------------
    11       Percent of Class Represented by Amount in Row 9
             (Constance Seniff disclaims beneficial ownership of any securities of Large Scale                   5.6%
             Biology Corporation owned by her spouse)
------------ ----------------------------------------------------------------------------------- ---------------------
    12       Type of Reporting Person*
                                                                                                                   IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 4 of 6 Pages



     ITEM 1(a).      NAME OF ISSUER:

                     Large Scale Biology Corporation

     ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     3333 Vaca Valley Parkway, Suite 1000
                     Vacaville, CA 95688

 ITEM 2(a)-(c).      NAME OF PERSON FILING:
                     This statement is being filed by Norman Leigh Anderson and Constance Seniff, husband and wife, with business address at 20451 Goldenrod Lane, Germantown, MD 20879. Mr. Anderson and Ms. Seniff are United States citizens.

     ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e).      CUSIP NUMBER:

                     517053 10 4

        ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

        ITEM 4.      OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

        ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not applicable

        ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not applicable

        ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

        ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

        ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

       ITEM 10.      CERTIFICATION.

                     Not Applicable



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                                                               Page 5 of 6 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2001

                                            /s/ NORMAN LEIGH ANDERSON BY GARY
                            Signature:    --------------------------------------
                                                  Norman Leigh Anderson
                                               Garrigues Attorney-in-fact


                                               /s/ CONSTANCE SENIFF BY GARY
                            Signature:          Garrigues Attorney-in-fact
                                          --------------------------------------
                                                     Constance Seniff


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                                                               Page 6 of 6 Pages


                                     EXHIBIT

                            AGREEMENT OF JOINT FILING

         This agreement is executed pursuant to 240 CFR section
13d-1(k)(1)(iii). The undersigned agree that for the purpose of compliance with
Section 13 of the Securities Exchange Act of 1934, we shall file one schedule to report our holdings of securities in Large Scale Biology Corporation.


Date:      February 14, 2001

                                           /s/ NORMAN LEIGH ANDERSON BY GARY
                            Signature:   --------------------------------------
                                                 Norman Leigh Anderson
                                              Garrigues Attorney-in-fact

                                              /s/ CONSTANCE SENIFF BY GARY
                            Signature:    --------------------------------------
                                                    Constance Seniff
                                               Garrigues Attorney-in-fact

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints John Rakitan, Michael Centron, Gary Garrigues and Elizabeth Lefever his, her or its true and lawful attorneys-in-fact to:

                     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer, director and/or stockholder of Large Scale Biology Corporation (the "Company"), any and all schedules, reports and other documents required to be filed by the undersigned in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

                     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such schedules report or other documents and timely file the same with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

                     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file the above-mentioned schedules, reports or other documents with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

                     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of February, 2001.


                                         /s/ Norman Leigh Anderson
                                         -----------------------------
                                         Signature


                                         Norman Leigh Anderson
                                         -----------------------------

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints John Rakitan, Michael Centron, Gary Garrigues and Elizabeth Lefever his, her or its true and lawful attorneys-in-fact to:

                     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer, director and/or stockholder of Large Scale Biology Corporation (the "Company"), any and all schedules, reports and other documents required to be filed by the undersigned in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

                     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such schedules report or other documents and timely file the same with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

                     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file the above-mentioned schedules, reports or other documents with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

                     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of February, 2001.


                                          /s/ Constance Seniff
                                          -----------------------
                                          Signature


                                          Constance Seniff
                                          -----------------------